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Exhibit 23.1

         [LETTERHEAD OF DELOITTE & TOUCHE]

INDEPENDENT AUDITORS' CONSENT
We consent to the use in this Registration Statement of AXIS Capital Holdings Limited (the "Company") on Form S-1 of our reports dated February 10, 2003 on the financial statements and related financial statement schedules of the Company as of December 31, 2002. and 2001 and the year ended December 31, 2002, and the period from November 8, 2001 (date of incorporation) to December 31, 2001, appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings "Selected Consolidated Financial Information" and "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE DELOITTE & TOUCHE
Hamilton, Bermuda March 4, 2003

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  Exhibit 23.1